Paul B. Manning SC 13G/A

Exhibit A

Joint Filing Agreement

The undersigned hereby agree that this Schedule 13G (the “Schedule 13G”) with respect to the common stock of Verrica Pharmaceuticals Inc. is, and any additional amendment thereto signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that all subsequent amendments to the Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate. It is understood and agreed that the joint filing of the Schedule 13G shall not be construed as an admission that the persons named herein constitute a group for purposes of Regulation 13D-G of the Exchange Act, nor is a joint venture for purposes of the Investment Company Act of 1940.

February 16, 2021

/s/ Paul B. Manning
Paul B. Manning

BKB Growth Investments, LLC
By Tiger Lily Capital, LLC, its manager

	By:	/s/ Paul B. Manning
	Name:	Paul B. Manning
	Title:	Manager

	By:	/s/ Bradford Manning
	Name:	Bradford Manning
	Title:	Manager

PBM Capital Investments, LLC
By: PBM Capital Group, LLC, its manager

	By:	/s/ Paul B. Manning
	Name:	Paul B. Manning
	Title:	Chief Executive Officer